Exhibit 23



                         CONSENT OF INDEPENDENT AUDITORS




The Board of Directors
La Quinta Inns, Inc.:

We consent to incorporation by reference in the registration statements (No. 33-26470, No. 2-97266, No. 2-67606, No. 33-55102, No. 33-58866, No. 333-32637
and No. 333-33789) of La Quinta Inns, Inc. of our report dated January 23, 1998, except for note 17, which is as of February 12, 1998, relating to the combined balance sheets of La Quinta Inns, Inc. as of December 31, 1997 and 1996, and the related combined statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997.



                                          KPMG PEAT MARWICK LLP

San Antonio, Texas
February 12, 1998